Pricing Supplement No. 3 dated December 12, 2006 (To prospectus dated February 18, 2004 and prospectus supplement dated September 28, 2004)	Filing under Rule 424(b)(3) Registration No. 333-112604

$160,000,000

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from Nine Months to 30 Years from Date of Issue

CUSIP No.: 66765R BW5

Secured   X   Unsecured

Principal amount ($): $25,000,000

Issue price (%): 100.000%

Selling Agent’s commission (%): .625%

Proceeds to Company (%): 99.375%

Repayable at the option of holder: Yes          No   X

    Repayment Date: Not Applicable

    Repayment Price: Not Applicable

    Election Period: Not Applicable

    Other Terms: Not Applicable

Selling Agent(s):

Merrill Lynch, Pierce, Fenner & Smith Incorporated.

UBS Securities LLC   X

J.P. Morgan Securities Inc.

Piper Jaffray & Co.

Stated interest rate (%): 5.150%

Maturity date: December 15, 2016

Original issue date: December 15, 2006

Interest payment dates: June 1 and December 1,

commencing June 1, 2007

Regular record dates: May 15 and November 15

Redeemable: Yes   X   No

    In whole

    In whole or in part   X

Fixed redemption price: Yes            No   X

    Initial redemption date: Not Applicable

    Initial redemption price: Not Applicable

    Reduction Percentage: Not Applicable

    Redemption limitation date: Not Applicable

    Make-Whole Redemption Price: Yes   X   No

    Make-Whole Spread: 0.15%

Agency Transaction ☐* or Principal Transaction ☒* Name of Principal(s): UBS Securities LLC

*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated September 28, 2004 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under “Issue price (%)”; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under “Proceeds to Company (%)”; and the Agent(s) received a fee equal to the difference, which is set forth above under “Selling Agent’s commission (%)” as a percentage of the principal amount of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.